Exhibit 2.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of May 1, 2015, is entered into by and among Vertical Bridge Acquisitions, LLC, a Delaware limited liability company (“Parent”), Vertical Steel Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and CiG Wireless Corp., a Nevada corporation (the “Company”). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of March 20, 2015, as amended on March 26, 2015 (as amended, the “Merger Agreement”);

WHEREAS, Section 8.03 of the Merger Agreement provides that the Merger Agreement may be amended prior to the Effective Time by written agreement executed and delivered by duly authorized officers of the respective parties, by action taken by or on behalf of the parties’ respective boards of directors or other governing bodies;

WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement as set forth in this Amendment;

WHEREAS, the Company has conducted a “go-shop” sale process in accordance with Section 5.03 of the Merger Agreement, including initiating, soliciting, facilitating and negotiating Acquisition Proposals, has had the opportunity to evaluate, discuss and negotiate one or more Acquisition Proposals and, after giving effect to this Amendment, none of which constitutes a Superior Proposal;

WHEREAS, as a condition to the parties entering into this Amendment, as of the date hereof, the Company and the Series A Holders are entering into the First Amendment to Funding Agreement attached as Exhibit A hereto; and

WHEREAS, the Company and the Series A Holders are entering into the First Amendment to Support Agreement attached as Exhibit B hereto, confirming the Series A Holders’ commitment to deliver all necessary Series A Holder approvals in connection with this Amendment.

NOW, THEREFORE, in exchange for good and valuable consideration, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE MERGER AGREEMENT

Section 1.1 Closing. Section 1.02 of the Merger Agreement is hereby amended by replacing the proviso of the first sentence in its entirety with the following:

“provided, however, that unless the parties hereto mutually agree otherwise, the Closing shall not occur prior to May 13, 2015 and the parties intend that the Closing occur as soon thereafter as practicable in accordance with the terms and conditions of this Agreement.”

Section 1.2. Merger Consideration. Section 2.02(a) of the Merger Agreement is hereby replaced in its entirety with the following:

“Merger Consideration” means, an amount, without duplication, equal to (i) $147.5 million, plus (ii) the Closing Capital Expenditures, minus (iii) if Closing Working Capital is less than $0, the amount of such shortfall, plus (iv) if Closing Working Capital exceeds $0, the amount of such excess, minus (v) the Closing Indebtedness, minus (vi) the Transaction Costs, minus (vii) the 2015 Bonus Amount, minus (viii) the Excess Severance Cost, minus (ix) if the Closing TCF is less than the Lower TCF Threshold, the amount of such shortfall multiplied by the TCF Multiple, plus (x) if the Closing TCF is more than the Upper TCF Threshold, the amount of such excess multiplied by the TCF Multiple, minus (xi) the Closing Adjustment Amount. Schedule 2.02(a) sets forth in detail an illustrative example of the calculation of the Merger Consideration as of the date hereof. In anticipation of the Closing, the Company and/or the Series A Holders shall update Schedule 2.02(a) and deliver such updated schedule to Parent at least two (2) Business Days prior to the Closing Date as part of the Estimated Closing Statement.

Section 1.3. Amendment to Section 5.08. Section 5.08 of the Merger Agreement is hereby amended by replacing the first sentence in its entirety with the following:

“None of the Company, Parent or Merger Sub shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, any Ancillary Document, the Merger or the other transactions contemplated hereby and thereby without prior consultation with the other parties, except as may be required by Law or any listing agreement with or rules of any national securities exchange or national securities quotation system or by the request of any Governmental Entity.”

Section 1.4. Amendment to Section 7.01(d). Section 7.01(d) of the Merger Agreement is hereby amended by replacing clause (ii) in its entirety with “[Reserved]”.

Section 1.5 Closing Adjustment Amount. The definition of “Closing Adjustment Amount” in Section 8.09 of the Merger Agreement is hereby replaced in its entirety with the following:

“Closing Adjustment Amount” means $1,600,000.

2

Section 1.6 Closing Capital Expenditures. The definition of “Closing Capital Expenditures” in Section 8.09 of the Merger Agreement is hereby replaced in its entirety with the following:

“Closing Capital Expenditures” means the reasonable and documented capital expenditures (including any documented interest expense for the borrowings under the Credit Agreement directly related to such capital expenditures) paid by the Company and/or any Company Subsidiary for third party costs and expenses from and after March 16, 2015 through 11:59 p.m. (New York City time) on the calendar day immediately preceding the Closing Date related to (1) the Development Towers which are identified along with the project spend amounts as set forth on Schedule 8.09(a)(ii) and (2) the consideration paid to a landlord/owner of a Ground Lease underlying a Tower Asset for the buy-out or prepaid term extension of the Ground Lease paid by the Company or any Company Subsidiary after March 16, 2015.

Section 1.7. Incremental Acquisition Amount. The definition of “Incremental Acquisition Amount” in Section 8.09 of the Merger Agreement is hereby deleted in its entirety.

Section 1.8. Window-Shop End Date. The parties hereby agree and acknowledge that, upon the execution and delivery of this Amendment by all of the parties hereto (a) the Window-Shop End Date shall be the time and date this Amendment is executed and delivered by all of the parties hereto and shall not be extended pursuant to Section 5.03(b) of the Merger Agreement or otherwise and (b) the Company shall, and shall cause the Company Subsidiaries and its and their Representatives to, and the Series A Holders shall, and shall cause their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives with respect to any Acquisition Proposal. After the execution and delivery of this Agreement by all of the parties hereto, the Company and/or the Series A Holders, or their respective Representatives, shall be permitted to contact any former Excluded Party solely for the purpose of advising them of the occurrence of the Window-Shop End Date and that all existing activities, discussions or negotiations, if any, with any such Excluded Party and its Representatives with respect to any Acquisition Proposal have been terminated. Upon the execution and delivery of this Amendment by all parties hereto, the Company shall promptly request (to the extent it has not already done so prior to the Solicitation Termination Date) any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Acquisition Proposal to return or destroy all confidential information of the Company and the Company Subsidiaries in the possession of such Person or its Representatives.

Section 1.9. Timing. All references to “four (4) Business Days” in Sections 2.01(f), 2.02(b), 2.02(c) and 5.04(b) of the Merger Agreement shall hereby be replaced with in each instance with “two (2) Business Days.”

3

ARTICLE II

MISCELLANEOUS

Section 2.1 Ratification of Merger Agreement; Full Force and Effect; Conflicts. Other than as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement; any reference to the Merger Agreement in any such instrument or document shall be deemed a reference to the Merger Agreement as amended hereby. In the event of any conflict or inconsistency between the provisions of the Merger Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

Section 2.2 Governing Law; Jurisdiction.

(a) This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the State of Nevada and any appellate court thereof or any court of the United States located in the State of Nevada, in any action or proceeding arising out of or relating to this Amendment or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such courts.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Amendment irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.05 of the Merger Agreement; provided, however, that nothing in this Amendment shall affect the right of any party to this Amendment to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 2.2(C).

4

Section 2.3 Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page Follows]

5

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
Name: Paul McGinn
Title: Chief Executive Officer

VERTICAL BRIDGE ACQUISITIONS, LLC

By:	/s/ Alex Gellman
Name: Alex Gellman
Title: Chief Executive Officer

VERTICAL STEEL MERGER SUB INC.

By:	/s/ Alex Gellman
Name: Alex Gellman
Title: Chief Executive Officer